UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2010

THE PANTRY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 26, 2010, The Pantry, Inc. (the “Company”) entered into the following agreements with Marathon Petroleum Company LLC (“Marathon”):

•	Branded Product Supply and Trademark License Agreement (the “Product Supply Agreement”);
•	Master Conversion Agreement; and
•	Guaranteed Supply Agreement.

The Product Supply Agreement and Master Conversion Agreement, each summarized below, relate to the Company’s purchase of branded Marathon gasoline and distillate to be offered at certain of the Company’s convenience stores that will feature Marathon branding or Marathon/Kangaroo Express co-branding.  The Guaranteed Supply Agreement, summarized below, relates to the Company’s purchase of unbranded Marathon gasoline and distillate to be offered at certain of the Company’s Kangaroo or Kangaroo Express convenience stores.

The Company is required under the Product Supply Agreement and Guaranteed Supply Agreement to purchase a minimum volume of a combination of Marathon branded and unbranded gasoline and distillates, annually, to supply approximately 285 Marathon branded outlets and approximately 320 unbranded outlets.  Subject to the foregoing, if the Company fails to purchase the annual minimum amounts specified in the Master Conversion Agreement and Guaranteed Supply Agreement, Marathon has the right to terminate those agreements and receive the unamortized balance of Marathon’s investment provided for under the Master Conversion Agreement.

A summary of each of the Product Supply Agreement, Master Conversion Agreement and Guaranteed Supply Agreement is included below.  The summaries are not meant to be complete and are qualified in their entirety by reference to the agreements themselves, copies of which the Company intends to file as exhibits to its Annual Report on Form 10-K for the fiscal year ending September 30, 2010.

Product Supply Agreement

The Product Supply Agreement provides for Marathon to supply, and the Company to purchase, certain minimum amounts of gasoline and distillate for the Company’s specified convenience store locations to feature Marathon branding.  The price at which the Company is required to purchase gasoline and distillate is specified in the Product Supply Agreement and is based upon Marathon’s branded jobber terminal price per gallon. Additionally, the Product Supply Agreement provides the Company with a non-exclusive, limited license to use certain of Marathon’s intellectual property marks in connection with the advertising, distribution and resale of Marathon® branded gasoline, distillates and certain other products at the Company’s convenience stores that will sell Marathon’s products.  The Product Supply Agreement contains indemnity provisions typical of fuel supply agreements.  The term of the Product Supply Agreement expires on June 30, 2013, subject to the Company’s right to renew for periods which extend to December 31, 2017.

Master Conversion Agreement

The Master Conversion Agreement is related to the Product Supply Agreement summarized above and provides that Marathon will reimburse the Company for the costs incurred in converting the specified convenience store locations to comply with Marathon branding requirements, which costs will be amortized during the term of the Master Conversion Agreement.  Under the Master Conversion Agreement, Marathon agrees to provide the Company with specified rebates, based on the volume of the Company’s purchases, for gasoline and distillate purchased by the Company from Marathon during the term of the Master Conversion Agreement.  The Master Conversion Agreement’s term expires on December 31, 2017.

Guaranteed Supply Agreement

The Guaranteed Supply Agreement provides for Marathon to supply the Company with unbranded gasoline and distillate for use at certain of the Company’s Kangaroo and Kangaroo Express convenience store locations specified in the Guaranteed Supply Agreement.  Under the Guaranteed Supply Agreement, the Company is required to purchase certain minimum amounts of unbranded gasoline and distillates from Marathon at prices based upon Marathon’s wholesale reseller terminal price per gallon, less specified rebates for which the Company may be eligible based upon its volume of gasoline and distillate purchases.  The Guaranteed Supply Agreement contains indemnity provisions typical of fuel supply agreements.  The Guaranteed Supply Agreement’s term expires on the date of expiration of the Master Conversion Agreement.

A copy of the press release announcing the agreements between the Company and Marathon is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

99.1	Press release dated July 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Frank G. Paci
Frank G. Paci Executive Vice President, Chief Financial Officer and Secretary

Date: July 30, 2010

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release dated July 29, 2010